Exhibit 99.4
November 14, 2025
Board of Directors
Anywhere Real Estate Inc.
175 Park Avenue
Madison, NJ 07940
Re: Registration Statement on Form S-4 of Compass, Inc., filed November 14, 2025 (the “Registration Statement”)
Ladies and Gentlemen:
Reference is made to our opinion letter, dated September 22, 2025 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Compass, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Anywhere Real Estate Inc. (the “Company”) of the 1.436 shares of Class A common stock, par value $0.00001 per share, of Parent to be paid to such holders for each Share pursuant to the Agreement and Plan of Merger, dated as of September 22, 2025, by and among Parent, Velocity Merger Sub, Inc., a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include the Opinion Letter in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “SUMMARY—Opinion of Anywhere’s Financial Advisor,” “THE MERGER—Background of the Transactions,” “THE MERGER—Anywhere Board’s Recommendation and Reasons for the Merger,” “THE MERGER—Opinion of Goldman Sachs, Anywhere’s Financial Advisor” and “THE MERGER—Certain Unaudited Prospective Financial Information” and to the inclusion of the Opinion Letter in the joint proxy statement/prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)